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                                                                 EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT


                 THIS AGREEMENT is made and entered into on this 6th day of February, 1996, but is effective as of February 1, 1996, (the "effective date") by and between DIVERSIFIED SUPPORT SERVICES, INC., an Illinois corporation, of 320 South Jefferson Street, Chicago, Illinois 60661 ("Seller") and LASON SYSTEMS, INC., a Delaware corporation, of 1305 Stephenson Highway, Troy, Michigan 48084 ("Buyer").

                               R E C I T A L S :

                 The following is a recital of the facts underlying this
Agreement:

                 A. Seller is engaged in the business of providing reprographics facilities management services to professional service firms and other corporations in the Chicago, Illinois and Cleveland, Ohio markets (the "Business").

                 B. Buyer desires to purchase, and Seller desires to sell to Buyer, the assets of Seller used in connection with the Business pursuant to the terms and subject to the conditions of this Agreement. Collectively, those assets are more particularly described in Paragraph 1 hereof as the "Purchased Assets."

                             A G R E E M E N T S :

                 NOW, THEREFORE, in consideration of the above-recitals and the terms and conditions set forth in this Agreement, and for other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

                        1.  PURCHASE AND SALE OF ASSETS

                 1. ASSETS PURCHASED. Seller hereby sells, assigns, conveys, transfers, sets over, and delivers to Buyer all of the Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

                          1.1 All leasehold improvements and all owned or leased machinery, equipment (including all office equipment), fixtures, trade fixtures, furniture, wherever located in any building, warehouse, office or other space leased, owned or occupied by Seller or used in connection with the Business. All of Seller's equipment is listed on Schedule 1.1 (the "Equipment").

                          1.2 All rights existing under contracts, leases, insurance policies, licenses, permits, supply and distribution arrangements, employment and consulting agreements, consignment arrangements, warranties, consents, and all other agreements, arrangements and understandings. All of Seller's contracts are listed on Schedule 1.2 (the "Contracts").









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                          1.3     All of Seller's right, title, benefit, and
         interest in and to, direct or indirect ownership, license, use, control (in whole or in part) of, inventions, discoveries, improvements, designs, prototypes, trade secrets, trademarks, copyrights, patents, software, software enhancements, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, technology, and other industrial property (whether patentable or unpatentable) related to or, in any way, used in connection with the Business (the "Intellectual Property"), which Intellectual Property is listed on Schedule 1.3.

                          1.4 The full benefit of any and all purchase orders placed with and accepted by Seller on or before the date hereof that have not been completely performed or filled before the date hereof (i.e., Seller's work in process), covering the purchase from Seller of services to be supplied by Seller (the "Commitments"), which Commitments are listed on Schedule 1.4.

                          1.5 All real property, whether owned or leased, including all real property described on the attached Schedule 1.5 and all buildings and other improvements located on such owned or leased property, and all easements, licenses, rights-of-way, permits and all appurtenances to such owned or leased property, including, without limitation, all appurtenant rights in and to public streets whether or not vacated.

                          1.6 All office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, warehouse, office, or other space leased, owned, or occupied by the Seller.

                          1.7 All advertising, marketing and promotional materials, and all other printed or written materials.

                          1.8 The name "Diversified Support Services", any assumed names of Seller, and all derivatives thereof.

                          1.9 All records and lists that pertain directly or indirectly, in whole or in part, to any one or more of the following: Seller's customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, and/or operations, as relate to the Business.

                          1.10 All transferable local, state, and federal franchises, licenses, bonds, permits, and similar items pertaining to the Business and/or the Purchased Assets, if any.

                          1.11    All goodwill associated with the Business.







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                          1.12    All raw materials of Seller related to or, in
         any way, used in connection with the Business and/or the Purchased Assets.

                          1.13 Except as specified below, all other property owned by the Seller, or in which it has an interest, on the effective date of this Agreement.

Notwithstanding anything to the contrary set forth herein, the following assets of Seller are expressly excluded from this transaction and are to be retained by Seller:

                                        (a)     All accounts receivable listed
                                                on the attached Schedule 1.13.

                                        (b)     All cash, cash equivalents and
                          amounts held on deposit in any savings, checking, money market or other account on the effective date of this Agreement.

                             2. LIABILITIES ASSUMED

                 2.1 NO ASSUMPTION OF LIABILITIES. Seller acknowledges and agrees that Buyer assumes no liabilities of Seller whatsoever, whether accrued, absolute, contingent, known, unknown, or otherwise, except for the Debt (as defined below), if any.

                          3.  PURCHASE PRICE FOR PURCHASED ASSETS

                 3.1 THE PURCHASE PRICE. The purchase price which is to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price") is One Hundred Twenty Thousand ($120,000) Dollars, less the Debt (as defined below), if any.

                 3.2 PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price on the date of this Agreement as follows:

                 (a) First, Buyer shall deduct from the Purchase Price all of the indebtedness and accrued expenses of Seller as set forth in its books and records on the effective date of this Agreement (the "Debt").

                 (b) Second, the balance of the Purchase Price shall be paid via federal wire transfer of collected funds to the account of Seller.

                 3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with attached
Schedule 3.3. Buyer and Seller agree to file duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.3, and to file all other returns and reports in a manner consistent with the allocations in this Section.

                 3.4 ADDITIONAL PAYMENT. In addition to the Purchase Price which is to be paid to Seller, Buyer shall pay to Philip Mullaney and Edward Hrebic, who are the sole







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shareholders of Seller (the "Shareholders") the additional amount of Sixteen
Thousand and Seventy-One and 00/100 ($16,071.00) Dollars representing the mutual, good faith determination of the respective tax counsel to Buyer and Seller of one-half of all adverse tax consequences to the Shareholders as a result of the sale of assets contemplated hereunder as opposed to a sale of stock (the "Tax Payment"). The Tax Payment shall be payable at such time as relevant federal and state taxes are due and payable by the Shareholders.

                                 4.  COVENANTS

                 4.1 EMPLOYMENT AGREEMENTS. On the date of this Agreement, Buyer shall execute and deliver the Employment Agreement - Philip Mullaney, the Employment Agreement - Edward Hrebic, and the Employment Agreement - Carol Mullaney in the respective forms of the attached Schedule 4.1.a., 4.1.b., and 4.1.c.

                 4.2 DELIVERY FREE OF ENCUMBRANCES. Seller shall deliver good title to the Purchased Assets free and clear of all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances
("Encumbrances").

                              5.  CLOSING MATTERS

                 5.1 DOCUMENTS TO BE DELIVERED AT CLOSING. The following documents shall be delivered by Seller (or applicable third parties) to Buyer on the date of this Agreement (it being agreed that delivery of all of the foregoing in form and content satisfactory to Buyer shall be a condition precedent to Buyer's obligation to close hereunder):

                          5.1.1 INSTRUMENTS OF TRANSFER, ETC. Seller shall deliver to Buyer all bills of sale, general instruments of transfer, conveyances, assurances, transfers, assignments, approvals, consents, and any other instruments and documents containing the usual and customary covenants and warranties of title that are consistent with the requirements of Section 4.2 hereof and that shall be convenient, necessary, or reasonably required by Buyer to effectively transfer the Purchased Assets to Buyer with good title, free and clear of all Encumbrances, in the form of the attached Schedule 5.1.1.

                          5.1.2 LIEN AND LITIGATION SEARCHES. Buyer shall receive UCC lien searches and litigation searches in form and content satisfactory to Buyer.

                          5.1.3 CONSENTS.  Buyer shall receive, in writing a
         consent and estoppel from  Thompson, Hine and Flory.   The form of
         such consent and estoppel is set forth on Schedule 5.1.3.

                          5.1.4 EMPLOYMENT AGREEMENTS. Buyer shall receive fully executed employment agreements in the respective forms of the attached Schedule 4.1.a., 4.1.b. and 4.1.c.





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                          5.1.5 CLOSING STATEMENT.  Buyer and Seller shall
         execute a Closing Statement in a mutually satisfactory form and content setting forth the amount of the Debt, prorations of expenses, the amount anticipated to be owed to Seller in connection with the Commitments and various other items as are appropriate and customary for a transaction of this type.

                          5.1.6 APPROVALS BY BUYER'S COUNSEL. Buyer's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer or Seller is to deliver at the Closing.

                          5.1.7 OPINION OF COUNSEL. An opinion of Sosin & Lawler, legal counsel for the Seller, with respect to the matters set forth in Schedule 5.1.7 addressed to the Buyer, which opinion will be dated the date of this Agreement and will be in form satisfactory to Buyer's legal counsel.

                          5.1.8 RESOLUTION. Copies of resolutions duly adopted by the Seller's Board of Directors and the Shareholders authorizing the Seller's execution, delivery, and performance of this Agreement and the consummation of the sale of the Purchased Assets and all other transactions contemplated by this Agreement, as in effect as of the date of closing, certified by an officer of the Seller.

                          5.1.9. TAX CLEARANCE. Evidence of compliance with the requirements of the Illinois Departments of Labor and Revenue concerning the payment of unemployment compensation and sales taxes.

                          5.1.10 OTHER DOCUMENTS AND INSTRUMENTS. Buyer shall receive from Seller at closing such other documents and instruments relating to the Buyer as it reasonably requests.

                 5.2 CERTAIN CLOSING EXPENSES. Seller shall be liable for any charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer, if any. Such charges, if any, shall be deducted from the Purchase Price.

                 5.3 FURTHER ASSURANCES. Seller shall cooperate with and assist Buyer with the sale of the Purchased Assets under this Agreement and shall take all other reasonable actions to assure that the Purchased Assets and the Business are smoothly transferred to Buyer. In the event that a document of sale or transfer is required by Buyer and was not obtained at closing, from time to time after the date of this Agreement, Seller shall, at the request of Buyer, execute and deliver such additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances as are determined necessary by counsel for Buyer in order to effectively carry out the intent of this Agreement and to sell and transfer the Purchased Assets and the Business to Buyer.







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     6.  SELLER'S AND SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

                 Seller and the Shareholders, jointly and severally, represent and warrant the following to Buyer (and acknowledge and confirm that Buyer is relying on these representations and warranties in entering into this Agreement and that full, fair, and adequate consideration as described in this Agreement has been received therefor):

                 6.1 RECITALS ACCURATE. All of the recitals set forth in this Article 6 are accurate.

                 6.2 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the law of the State of Illinois , and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. The nature of the Business and the character of the Purchased Assets Seller owns or leases do not make the licensing or qualification of Seller as a foreign corporation necessary under the laws of any other jurisdiction. Seller has not used or assumed any other name in connection with the conduct of its business during the last five years.

                 6.3 AUTHORIZATION. Seller has all requisite power and authority, (a) to execute, deliver, and perform this Agreement, and (b) to consummate the transactions contemplated under this Agreement. Seller has taken all necessary corporate action (including the approval of its board of directors and shareholders) to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement. This Agreement is the legal, valid, and binding obligation of Seller, enforceable against it in accordance with the Agreement's particular terms.

                 6.4      EXISTING AGREEMENTS AND GOVERNMENTAL APPROVALS.

                 (a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated therein: (i) do not and will not violate any provisions of law applicable to Seller, the Business, or the Purchased Assets; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) of Seller's Articles of Incorporation, Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree relating to the Business to which Seller is a party or by which Seller or any of the Purchased Assets are bound; and
                          (iii) do not and will not result in the creation of any Encumbrance on the Purchased Assets.

                 (b) No approval, authority, or consent of, or filing by Seller with, or notification to, any federal, state, or local court, authority, or





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                          governmental or regulatory body or agency or
                          any other corporation, partnership, individual, or other entity is necessary (i) to authorize the execution and delivery of this Agreement by Seller,
                          (ii) to authorize the consummation of the transactions contemplated by this Agreement by Seller, or (iii) to continue Buyer's use and operation of the Purchased Assets after the date hereof.

                 6.5 NO SUBSIDIARIES. Seller has no subsidiaries and does not directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity.

                 6.6 NO INSOLVENCY. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller, threatened. Seller has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge" of Seller, or words of similar import, mean such knowledge as any of the parties providing warranties hereunder would have after due inquiry into the matter in question.

                 6.7 PERMITS AND LICENSES. Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is conducted, all of which to the extent transferable shall be transferred or assigned to Buyer concurrent herewith, without expense to Buyer.

                 6.8 FINANCIAL STATEMENTS. Seller has delivered to Buyer certain compiled financial statements relative to the operation of the Business as provided in Schedule 6.8 attached hereto and made a part hereof (the "Financial Information"). To the best of Seller's knowledge after making a complete, thorough and diligent inquiry, the Financial Information fairly and accurately presents Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, are true and correct in all material respects, and accurately and fairly reflect Seller's Business for a typical period of time. There were no items of income or expense in the Financial Information that are unusual or of a nonrecurring nature. Seller's books, records, and work papers are complete and correct; have been maintained on an accrual basis in accordance with GAAP; and accurately reflect Seller's financial condition and the results of Seller's operations.

                 6.9 NO UNDISCLOSED LIABILITIES. Except with respect to the equipment leases set forth in Schedule 1.1 and except as set forth in
Schedule 6.9, to the best of Seller's knowledge after making a complete, thorough and diligent inquiry, there are no other liabilities related to the Business and/or the Purchased Assets whether accrued, absolute, contingent, or otherwise which are the responsibility and obligation of Seller but which will become the responsibility or obligation of Buyer (including all applicable taxes





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(federal, state, and local) and any postage deposits), and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

                 6.10 CONDUCT OF BUSINESS. As relates to the Business, since the date on which Buyer's due diligence review of Seller began, Seller has not:

                 (a) Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit.

                 (b)      Experienced any labor disturbance.

                 (c) Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except in the ordinary course of business consistent with past practices.

                 (d) Mortgaged, pledged, or subjected any of the Purchased Assets to any Encumbrance.

                 (e) Sold, transferred, or agreed to sell or transfer any asset, property, or business; cancelled or agreed to cancel any debt or claim; or waived any right.

                 (f)      Disposed of or permitted to lapse any Intellectual
                          Property.

                 (g) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business.

                 (h)      Failed to regularly maintain or repair the Purchased
                          Assets.

                 (i) Entered into any other transaction other than in the ordinary course of business consistent with past practices.

                 (j)      Agreed or committed to do any of the foregoing.

                 6.11 NO ADVERSE CHANGES. With respect to the Business, since the date in which Buyer's due diligence review of Seller began, there has not been any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, Seller, its prospects, its condition (financial or otherwise), its affairs, its operations, or the Purchased Assets.

                 6.12 EMPLOYEE BENEFIT PLANS. Seller does not maintain or offer any pension plan or welfare benefit plan as those terms are defined in the Employee Retirement Income Security Act ("ERISA").

                 6.13 MATERIAL CONTRACTS. Except for the Contracts and Commitments listed in Schedules 1.2 and 1.4, Seller is not a party to nor bound by any agreement or







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                 6.12  EMPLOYEE BENEFIT PLANS.  Seller does not maintain or offer any pension plan or welfare benefit plan as those terms as defined in the Employee Retirement Income Security Act ("ERISA").

                 6.13 MATERIAL CONTRACTS. Except for the Contracts and Commitments listed in Schedules 1.2 and 1.4, Seller is not a party to nor bound by any agreement or commitment that affects the Business or the Purchased Assets. All Contracts and Commitments are valid and binding obligations of the parties thereto in accordance with their respective terms. No default or alleged default exists on the part of Seller, nor, to the Best Knowledge of Seller, on the part of any other party, under any of the Contracts and Commitments. True and complete copies of all Contracts and Commitments have been delivered to Buyer.

                 6.14 TITLE TO PURCHASED ASSETS. Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets, free and clear of any and all Encumbrances, except as set forth in Schedule 6.14 hereof. Any property which is used in the conduct of the Business which is owned by (or in which an interest is claimed) by any other person (whether a customer, supplier, or other person) is listed on
Schedule 6.14 together with copies of all related agreements. All such property is situated on the Premises or at customers' respective facilities and is in such condition that upon return to its owner, Buyer will not be liable in any amount to the owner.

                 6.15 CONDITION OF PURCHASED ASSETS. The Equipment is in good working order and repair. Each item of Equipment is situated at the Premises and is fit for its intended purpose, with no material defects.

                 6.16 SUFFICIENCY OF PURCHASED ASSETS. The Purchased Assets constitute all the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or are useful in, or are necessary for the conduct of, the Business in accordance with present practices.

                 6.17     TAXES.

                 (a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; severance taxes; capital levy taxes; transfer-taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and includes interest, additions to tax, and penalties.

                 (b) Seller has filed on a timely basis all Tax returns it is required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS or of any state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment








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                          or collection of Taxes has been asserted against
                          Seller. There are no federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business. The sale of the Business and the transfer of the Purchased Assets will not result in the imposition of any Tax against Buyer for the operations of the Business and use of the Purchased Assets prior to the sale of the Business and transfer of the Purchased Assets to Buyer.

                 6.18 LITIGATION. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller, threatened against or directly affecting Seller, the Business, or the Purchased Assets.

                 6.19 COMPLIANCE WITH LAWS. At all times prior to the date hereof, Seller has complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner all aspects of the Business or the Purchased Assets.

                 6.20     SUPPLIERS AND CUSTOMERS.

                 Seller has no information that might reasonably indicate that any customer of Seller intends to cease purchasing from, selling to, or dealing with Seller or any supplier intends to cease supplying Seller. No information has been brought to Seller's attention that might reasonably lead Seller to believe that any customer intends to alter, in any material respect, the amount of its purchases or the extent of its dealings with Seller, or would alter in any material respect its purchases from, or dealings with Buyer in the event that the transactions contemplated by this Agreement are consummated. No information has been brought to Seller's attention that might reasonably lead Seller to believe that any supplier intends to alter, the amount it supplies to, or the extent of its dealings with Seller, or would alter in any material respect the amount it supplies to or dealings with Buyer in the event that the transactions contemplated by this Agreement are consummated.

                 6.21 PROGRESS PAYMENTS. Attached Schedule 6.21 contains a true and complete list and description of all security deposits, progress payments, and the like that Seller has received relating in any way to any purchase orders, leases, or other agreements that are part of the Purchased Assets.

                 6.22 NO BROKERS. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

                 6.23 NO COMMISSIONS. With respect to the Business, no commissions or payments of any type or kind have been made to, or are necessary to maintain the volume of business with Seller's customers or are necessary to maintain the relationships with Seller's customers or any of their respective employees.





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                 6.24     INTELLECTUAL PROPERTY.  Schedule 1.3 lists all
Intellectual Property of the Seller that Seller directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part and all licenses and other agreements allowing Seller to use the intellectual property of third parties. Seller does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business. None of the Seller's Intellectual Property infringes on any other person's intellectual property, and, to the Best Knowledge of the Seller, no activity of any other person infringes on any of the Intellectual Property. The Seller has been and is now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property or proprietary rights, and the sale and transfer of the Business and the Purchased Assets will not violate any other person's intellectual property or proprietary rights. Seller does not require a license or other proprietary right to so operate the Business and the Purchased Assets.

                 6.25 ENVIRONMENTAL MATTERS. Since the date on which Seller or any person, trust, corporation or other entity related to or affiliated with Seller) first acquired an ownership, leasehold or other possessory interest in any real property occupied by it, including, but not limited to, 320 South Jefferson Street, Chicago, Illinois 60661 (collectively, the "Premises"), there has been no release or discharge of any Hazardous Material (as defined below) on or under the Premises or, to the Best Knowledge of Seller, in the vicinity thereof, and, Seller has not received any notice of and has no actual knowledge of any such release or discharge prior to the date of this Agreement. Additionally, Seller has not received any notice of any investigation or other action taken or to be taken by any federal, state, or local government unit in regard to the Premises pursuant to the Environmental Laws (as defined below). For purposes of this Agreement, the term "Hazardous Materials" shall mean any hazardous, toxic or radioactive substance, material, matter, or waste that is or that becomes regulated by or pursuant to any federal, state, or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include, but is not limited to, asbestos; petroleum products; "Hazardous Substance(s)" as defined in or under the Comprehensive Environmental Response and Compensation Liability Act ("CERCLA"), 42 USC Section 9601 et seq., as amended now or at any time hereafter; and the Illinois Environmental Protection Act, 415 ILCS 5/1 et seq., as amended now or at any time hereafter; and "Hazardous Waste(s)" as defined in or under the Resource Conservation Recovery Act ("RCRA"), 42 USC Section 6901 et seq., as amended now or at any time hereafter. For purposes of this Agreement, the term "Environmental Laws" shall mean the above-listed statutes and all other federal, state, and local environmental legislation, and rules, orders, and the regulations adopted and publications promulgated pursuant thereto.

                 7.  BUYER'S REPRESENTATIONS AND WARRANTIES

                 Buyer represents and warrants to Seller that:

                 7.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, and Buyer has all the requisite





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power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

                 7.2 AUTHORIZATION. Buyer has taken all necessary corporate action (a) to duly approve the execution, delivery, and performance of this Agreement, and (b) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement is a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

             8.  INDEMNIFICATION OF SELLER AND THE SHAREHOLDERS

                 8.1 INDEMNITY. Seller and the Shareholders hereby, jointly and severally, indemnify, and hold harmless, Buyer and its directors, officers, shareholders, employees, agents, representatives, successors, and assigns (the "Indemnitees") from and against (and pay, as and when incurred) any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including attorneys' fees) in connection with or resulting from:

                 (a) All debts, liabilities, and obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except the Debt as hereinabove defined.

                 (b) Any misrepresentation or breach of any representation or warranty or agreement of Seller contained in this Agreement or any Schedule, exhibit or certificate hereto, including the respective Employment Agreements referenced in Section 4.1 above.

                 (c) Any failure by Seller to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller under this Agreement.

                 8.2 With respect to the defense of any third party action, lawsuit, proceeding, investigation, or other claim (a "Proceeding"), against or involving an Indemnitee in which the person bringing the Proceeding seeks only the recovery of a sum of money for which indemnification is provided hereunder, at its option, Seller may appoint lead counsel for such defense; provided that in assuming control of such defense, Seller is thereby agreeing to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnitee) for all costs, losses, liabilities, etc., relating to such Proceeding and unconditionally guaranteeing the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for Indemnification.

                 8.3 The Indemnitee is entitled to participate in the defense of any Proceeding, subject to Seller's right to control the conduct of the defense and settlement of the related claim (subject to Section 8.5 below), and to employ counsel of its choice for such purpose at its own expense (provided, however, that if the Indemnitee gives Seller notice of the commencement of the Proceeding in question and Seller does not assume the





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

defense within ten days after notification, then Seller will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which Seller effectively assumes control of such defense).

                 8.4 Notwithstanding the above, Seller will not be entitled to assume control of the defense of a Proceeding, and will pay the reasonable fees and expenses of legal counsel retained by Indemnitee, if there exists an actual or potential conflict of interest which, under applicable principles of legal ethics, could prohibit a single, legal counsel from representing both Seller and the Indemnitee in such Proceeding.

                 8.5 Seller must obtain the prior written consent of the Indemnitee (which the Indemnitee will not unreasonably withhold) prior to (A) entering into any settlement of any claim or Proceeding which would require Seller to pay any amount or take or refrain from taking any other action, or
(B) ceasing to defend such claim or Proceeding.

                          9.  BUYER'S INDEMNIFICATION

                 9.1 INDEMNITY. Buyer hereby indemnifies, and holds harmless, Seller and its directors, officers, shareholders, employees, agents, representatives, successors, and assigns (the "Seller Indemnitees") from and against (and pay, as and when incurred) any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including attorneys' fees) in connection with or resulting from:

                 (a)      The Debt as hereinabove defined.

                 (b) Any misrepresentation or breach of any representation or warranty or agreement of Buyer contained in this Agreement.

                 (c) Any failure by Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by Buyer under this Agreement.

                 (d) Any failure by Buyer to perform or observe in full, or have performed or observed in full, any obligation under leases or contracts which it assumes in accordance with the terms and conditions hereof.

                 9.2 With respect to the defense of any Proceeding against or involving one or more of Seller Indemnitees in which the person bringing the Proceeding seeks only the recovery of a sum of money for which indemnification is provided hereunder, at its option, Buyer may appoint lead counsel for such defense; provided that in assuming control of such defense, Buyer is thereby agreeing to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnitee) for all costs, losses, liabilities, etc., relating to such Proceeding and unconditionally guaranteeing the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for Indemnification.

                 9.3 Seller Indemnitees are entitled to participate in the defense of any Proceeding, subject to Buyer's right to control the conduct of the defense and settlement of the related claim (subject to Section 9.5 below), and to employ counsel of its choice for such purpose at its own expense (provided, however, that if the Seller Indemnitees give Buyer notice of the commencement of the Proceeding in question and Buyer does not assume the defense within ten days after notification, then Buyer will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which Buyer effectively assumes control of such defense).

                 9.4 Notwithstanding the above, Buyer will not be entitled to assume control of the defense of a Proceeding, and will pay the reasonable fees and expenses of legal counsel retained by Seller Indemnitees, if there exists an actual or potential conflict of interest which, under applicable principles of legal ethics, could prohibit a single, legal counsel from representing both Buyer and the Seller Indemnitees in such Proceeding.

                 9.5 Buyer must obtain the prior written consent of the Seller Indemnitees (which the Seller Indemnitees will not unreasonably withhold) prior to (A) entering into any settlement of any claim or Proceeding which would require Buyer to pay any amount or take or refrain from taking any other action, or (B) ceasing to defend such claim or Proceeding.

                               10.  DUE DILIGENCE

                 10.1 DUE DILIGENCE. Through the date hereof, Buyer shall have the right to continue the complete due diligence review of Seller's Business which it has previously commenced including a review of its books and records, contracts and equipment. As part of such review, Buyer may speak to those of Seller's customers as it deems necessary or appropriate. The results of such due diligence review as aforesaid shall be satisfactory to Buyer in the exercise of its sole, absolute and exclusive discretion. A satisfactory due diligence review as aforesaid shall be a condition precedent to Buyer's obligation to proceed hereunder.

                                 11.  EXPENSES

                 11.1 EXPENSES. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.


                               12.  POST-CLOSING

                 12.1 SELLER'S NAME CHANGE. As soon as practicable after the date of this Agreement, Seller will coordinate with Buyer to change its name to a name which is not (and which is not confusingly similar to) "Diversified Support Services" and so that Buyer can file that name as an assumed name, in order to effect the intent of the parties hereto that from and after the date of this Agreement, the Buyer will have the sole right as against the Seller to conduct business under such name.

                 12.2 PAYMENTS ON ACCOUNTS RECEIVABLE. Any payments received from a customer whose account receivable is listed on Schedule 1.13 shall reduce the amount of the account receivable and shall be promptly paid to Seller until such time as the account receivable is reduced to zero. After such account receivable has been paid in full, all payments from the customer shall be retained by Buyer.

                         13.  MISCELLANEOUS PROVISIONS

                 13.1 REPRESENTATIONS AND WARRANTIES. All representations, warranties, and agreements (including the indemnification) made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement and shall be binding notwithstanding any due diligence investigation by Buyer.

                 13.2 NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

                 if to Seller:             Diversified Support Services, Inc.
                                           320 South Jefferson Street
                                           Chicago, Illinois  60661
                                           ATTN:  Philip Mullaney and Edward
                                           Hrebic
                                           Fax:  (312) 441-0604

                 with a copy to:           Sosin & Lawler
                                           11800 South 75th Street
                                           Suite 300
                                           Palos Heights, Illinois  60463

                                           ATTN:  David B. Sosin, Esq.
                                           Fax:  (708) 448-8140

                 if to Buyer:              Lason Systems, Inc.
                                           1350 Stephenson Highway
                                           Troy, Michigan  48083
                                           ATTN:  Gary L. Monroe, Executive
                                           Vice President
                                           Fax:  (810) 597-5810
                 with a copy to:           Seyburn, Kahn, Ginn, Bess, Deitch &
                                           Serlin, P.C.
                                           2000 Town Center
                                           Suite 1500
                                           Southfield, Michigan  48075
                                           ATTN:  Laurence B. Deitch
                                           Fax:  (810) 353-3727

         or to such other address or facsimile number that the parties may designate in writing.

                 13.3 ASSIGNMENT. Neither the Seller nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights under this Agreement to any subsidiary without Seller's consent.

                 13.4 PARTIES IN INTEREST. This Agreement shall inure to the benefit of, and shall be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

                 13.5 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict provision or rule, whether of the State of Illinois (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Illinois to be applied. In furtherance of the foregoing, the internal law of the State of Illinois will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. Further, the parties hereto agree that jurisdiction and venue shall properly lie in the Cook County Circuit Court or in the United States District Court.

                 13.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

                 13.7 ENTIRE AGREEMENT. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.









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

         The parties have executed this Agreement on the date set forth on the first page of this Agreement.

                                    SELLER:

                                    DIVERSIFIED SUPPORT SERVICES, INC.,
                                    an Illinois corporation



                                    By:       Philip J. Mullaney
                                       -----------------------------------------
                                              Philip Mullaney

                                    Its:      President
                                        ----------------------------------------


                                    By:       Edward Hrebic
                                        ----------------------------------------
                                              Edward Hrebic

                                    Its:      V.P.
                                        ----------------------------------------

                                    Philip J. Mullaney
                                    --------------------------------------------
                                    PHILIP MULLANEY, Shareholder for the purpose of being bound to the provisions of Articles 6 and 8 hereof

                                    Edward Hrebic
                                    --------------------------------------------
                                    EDWARD HREBIC, Shareholder for the purpose of being bound to the provisions of Articles 6 and 8 hereof



                                    LASON SYSTEMS, INC.,
                                    a Delaware corporation



                                    By:       Gary L. Monroe
                                       -----------------------------------------
                                              Gary L. Monroe
                                    Its: Executive Vice President




                                     17